Exhibit 99.j

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Baillie Gifford Emerging Markets Fund:

We consent to the incorporation by reference, in this registration statement, of our report dated February 28, 2006 on the statement of assets and liabilities of the Baillie Gifford Emerging Markets Fund (hereafter referred to as the “Fund”), including the portfolio of investments, as of December 31, 2005, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the two-year period then ended and for the period from April 4, 2003 (commencement of operations) through December 31, 2003.  These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Private Placement Memorandum and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

April 27, 2006